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                            AGREEMENT TO PARTICIPATE
                              IN EXISTING DATABASES


         THIS AGREEMENT, dated and effective as of May 6, 2003 (the "Effective Date"), is between Hunter M. A. Carr, an individual whose office is located at 10750 Hammerly, Second Floor, Houston, Texas 77043 (the "Consultant"), and SEDONA CORPORATION, a Pennsylvania Corporation, whose principal place of business is 1003 West 9th Avenue, 2nd floor, King of Prussia, PA 19406 (the "Client").

                                    RECITALS

         WHEREAS, the Client has retained one or more attorneys (the "Client Attorneys") in connection with litigation relating to manipulation of the Client's stock and against certain defendants, as defined by the original pleading; and

         WHEREAS, the Client Attorneys have retained the Consultant to provide access to a database of documents relating to similar litigation and preparation of a searchable electronic database of the documents, reports, depositions, pleadings and other information relating to litigation filed on behalf of the Client; and

         WHEREAS, Consultant has entered into a contract with ITIS, Inc. d/b/a LITIDEX(R) to perform analysis and evaluation of factual data and organization of that factual data;

         NOW, THEREFORE, Consultant and the Client agree as follows:

                                    ARTICLE I
                             SERVICES TO BE PROVIDED

1.01 SERVICES TO BE PROVIDED. The Consultant or his designee or contractors, under the supervision and direction of Client Attorneys and pursuant to an agreement between Consultant and Client Attorneys, will:

         (a) collect, organize, summarize and validate information relating to potential causes of action that the Client may have and prepare an analysis of such information as necessary;

         (b) make available to the Client Attorneys access to a database prepared by LITIDEX(R) consisting of data relating to similar litigation; and

         (c) make available to Client Attorneys stock transactions and related short selling evidence from other litigation and contained in Consultant's database.

         All such services shall be provided by the Consultant in accordance with the agreement between the Consultant and the Client Attorneys.



Sedona Corporation Agreement to Participate in Existing Databases - Page 1

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1.02     PAYMENTS. The Client agrees to pay Consultant the following amounts in connection with services and products provided by the Consultant to the Client Attorneys:

         (a) A Due Diligence Fee of $41,280 relating to the preparation and organization of information relating to the Client prior to the date of this Agreement, which information is instrumental in the determination by the Client Attorneys to accept Client's potential causes of action. Consultant acknowledges receipt of the sum of $19,000 as partial payment on this Due Diligence fee; the balance shall be paid in full upon execution of this Agreement.

         (b) A Participation Fee of $246,903 for access to an electronically searchable database of pleadings, research, documents, expert reports, and other information relating to similar litigation.

1.03 COMPENSATION FULLY EARNED. The Client acknowledges that the Payments described in Section 1.02 are fully earned as of the date of this Agreement and that Client will not be entitled to any refund, reduction or offset in the event that any litigation filed on behalf of the Client is dismissed or resolved against the interest of the Client, Client's claims are settled before or after litigation is filed. However; should the Consultants/ LTIDEX Database be inaccessible, destroyed or unavailable for the use contemplated by this Agreement, the provisions of this section shall become null and void.

1.04 STOCK COMPENSATION. At the Client's option, up to $246,903 of the fees payable under this Agreement may be paid by delivery to Consultant of fully registered and freely transferable shares of common stock of the Client with a market value on the day of delivery calculated by using a per share value based on the average stock trading price for the prior 10 days' trading.

1.05 SECURITY FOR PAYMENT. Client agrees that for each $100,000 of the amount due Consultant that remains unpaid upon the receipt of any settlement of the litigation, Client Attorneys are designated to pay Consultant 1% of the damages received or the balance remaining unpaid, whichever is greater. At execution of this Agreement, Client shall file an S-8 Plan providing for the issuance of sufficient shares of Client's stock to pay Consultant all amounts that may become due under this Agreement.

                                   ARTICLE II
                           RESPONSIBILITIES OF PARTIES

2.01 CO-OPERATION. The Client will use its best efforts to make all information, documents, and other data relating to the litigation available to the Consultant and its designees and contractors in an organized and timely manner as such data becomes available. The Client further agrees that it will instruct the Client Attorneys, immediately and without delay, to provide Consultant or its designees and contractors with copies of all pleadings filed in such litigation, transcripts and video records of all depositions, copies of all material received or produced in response to subpoenas or other discovery, and any other information created or received in connection with such litigation.

Sedona Corporation Agreement to Participate in Existing Databases - Page 2

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2.02     RESPONSIBILITY FOR CONTENT. The Consultant is solely responsible for the content of all data provided to Client or Client Attorneys pursuant to this Agreement and for providing such data in a format and at the times required. "Format" has previously been agreed to by Client Attorneys. All data delivered by the Consultant shall be free of executable files, viruses, corruptions or other programs. The Consultant will be responsible for any additional costs arising from data provided to Client Attorneys in an improper format, containing errors or omissions, or untimely. "Untimely" shall have the following meaning: "not provided by Consultant or his designee within 48 hours of receipt of a request from Client Attorney. This provision shall be waived as to Consultant or his designee if Client is in default under the terms of any Agreement with Consultant."

2.03 ERRORS. Consultant shall promptly correct any errors arising from the compilation or entry of data by Consultant. All cost relating to the correction of errors shall be the sole responsibility of Consultant except those that are caused by errors in data supplied by the Client or the Client Attorneys or breach of this Agreement or the agreement between Consultant and the Client Attorneys.

2.04 CONFIDENTIALITY. Client Attorneys shall keep all information, programs, and documentation learned as a result of the performance of this Agreement or the use of Consultant's database confidential and shall not use any such information for any purpose except as contemplated by this Agreement.

2.05 CURE PROVISION. Consultant shall be permitted a reasonable period of time, not to exceed 30 days, within which to make any required corrections.

                                   ARTICLE III
                                    WARRANTY

CONSULTANT MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE, AS TO ANY MATTER WHATSOEVER, INCLUDING BUT NOT LIMITED TO THE HARDWARE, PROGRAMS, DOCUMENTATION, DATA FILES, OUTPUT SERVICES, OR OTHER MATTERS PRODUCED OR PROVIDED TO THE CLIENT ATTORNEYS HEREUNDER. CONSULTANT SHALL NOT BE RESPONSIBLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, OR CONSEQUENTIAL, ARISING FROM THE LOSS OR CORRUPTION OF DATA, THE SOLE REMEDY OF THE CLIENT FOR ALL SUCH CASES BEING THE RESTORATION OF SUCH DATA FROM BACK UP FILES. HOWEVER, THE DATABASE HAS BEEN PREPARED AND WILL BE MAINTAINED AS PREVIOUSLY DEFINED BY CLIENT ATTORNEYS.

                                   ARTICLE IV
                               CONTRACTED SERVICES

CLIENT ACKNOWLEDGES THAT CONSULTANT WILL CONTRACT WITH ITIS, INC. d/b/a LITIDEX(R) TO PERFORM THE SERVICES REQUIRED PURSUANT TO THIS AGREEMENT AND THE


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AGREEMENT BETWEEN CONSULTANT AND CLIENT ATTORNEYS AND SPECIFICALLY GRANTS TO
CONSULTANT THE RIGHT TO ENTER INTO SUCH CONTRACTS FOR THE BENEFIT OF THE CLIENT. A SUBSTANTIAL PORTION OF THE FEES PAID HEREUNDER WILL BE PAID BY CONSULTANT TO LITIDEX(R) TO PERFORM THE OBLIGATIONS OF CONSULTANT HEREUNDER. CLIENT AGREES THAT LITIDEX(R) IS A THIRD-PARTY BENEFICIARY OF THIS AGREEMENT AND MAY ENFORCE THE RIGHTS OF CONSULTANT UNDER THIS AGREEMENT AND THAT CLIENT WILL LOOK SOLELY TO LITIDEX(R) FOR ANY REMEDY IN CONNECTION WITH A CLAIM FOR BREACH OF THIS AGREEMENT.

                                    ARTICLE V
                               POTENTIAL CONFLICTS

CLIENT ACKNOWLEDGES THAT CONSULTANT IS AN EXECUTIVE OFFICER, DIRECTOR AND MAJOR SHAREHOLDER OF ITIS, INC. d/b/a LITIDEX(R) AND WAIVES ANY CONFLICT OF INTEREST THAT MAY EXIST AS A RESULT OF THE SUBCONTRACT TO LITIDEX(R) OF ANY OF CONSULTANT'S RESPONSIBILITIES UNDER THIS AGREEMENT.

                                   ARTICLE VI
                                  MISCELLANEOUS

6.01 NO LEGAL SERVICES. Consultant does represent Client and is not engaged to represent Client before any court or other judicial body and no part of the compensation paid hereunder is for the referral of any claim to an attorney, the rendering of legal advice, or other legal services. Nothing herein is intended or shall be construed to require Consultant to perform or provide legal services on behalf of the Client. Consultant has been hired by Client for the sole purpose of development of a Work Product database for Client Attorneys, being the compilation of Attorneys' work

6.02 TAXES. The Consultant shall be responsible for the payment of any sales, use or other taxes measured by the gross receipts under this Agreement. Consultant has included the calculation of all sales and other taxes owed on his services as part of the fees included in this Agreement.

6.03 FORCE MAJEURE. Neither Party hereto shall have any liability to the other if its performance under this Agreement is hindered or delayed by forces beyond its control, including labor disturbances, war, acts of God, fires, storms, accidents, acts of governments and acts of terrorism or civil unrest.

6.04 NOTICES. All notices required or permitted by this Agreement shall be in writing and sent by receipted mail or delivery to the following addresses:

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         If to Consultant           Hunter M. A. Carr
                                    10750 Hammerly
                                    Second Floor
                                    Houston, TX 77043

         If to Client:              Sedona Corporation
                                    Attn: Marco A. Emrich, President and CEO
                                    1003 West 9th Avenue, 2nd floor
                                    King of Prussia, PA 19406

6.05 NON-WAIVER. Neither Party's failure at any time to require strict performance by the other Party of any of the provisions of this Agreement shall be a waiver of such Party's right hereunder to demand strict compliance herewith or with any other provision. Waivers by either Party of any default by the other Party shall not waive any subsequent default of the same or any other provision.

6.06 JURISDICTION; VENUE; APPLICABLE LAW. This Agreement shall be construed and interpreted and any dispute relating hereto resolved in accordance with the laws of the State of Texas, excluding any law that would direct the application of the laws of any other jurisdiction. Any litigation relating to this Agreement shall be brought in a court of appropriate jurisdiction in Harris County, Texas. The Parties hereby submit to the exclusive jurisdiction and venue in such courts and waive any claim that such venue is improper or inconvenient.

6.07 INTEGRATION. This Agreement is the sole agreement between the Parties and incorporates, supersedes and replaces all prior negotiations, oral agreements and written agreements. It may be amended, supplemented or explained only by a written document dated after the date hereof signed by the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date above.


HUNTER M. A. CARR, Consultant


___________________________________


SEDONA CORPORATION, Client


By _________________________________
       Marco A. Emrich, President and CEO


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                                   SCHEDULE B
                            AGREEMENT TO PARTICIPATE
                              IN EXISTING DATABASES


FEE AMOUNT:                $246,903

DESCRIPTION:               Client Attorneys access and rights of use to the
                           LITIDEX(R) Database as described in this Agreement for the duration of this Agreement.

PAYMENT TERMS:             Two payments of $6,900 payable within 30 days of the
                           signing date of this Agreement; then payments of not less than $6,900 per month for not longer than 34 months commencing 30 days from the effective date of this Agreement. Payments may, at the Client's election, be paid in cash or in free trading S-8 shares of Client's Common Stock valued at a price per share determined by the prior 10 day trading average.